        Exhibit 10.47

EXECUTIVE EMPLOYMENT AGREEMENT
This employment agreement by and between Bunge Management Services, Inc. (the “Company”) and Gregory A. Heckman (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”), and, solely for purposes of guaranteeing the financial obligations of the Company, with Bunge Global SA (“BGGSA”), memorializes prior arrangements and the terms and conditions of the existing employment arrangements with the Company, dated June 9, 2022, as amended herein and is entered into on December 20, 2023, with effect as of the Effective Date (this “Agreement”).
R E C I T A L S
WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer of the Bunge group, comprising BGGSA and its subsidiaries (the “Bunge Group”), on the basis of the terms set forth herein; and
WHEREAS, Executive desires to accept such employment on such basis.
A G R E E M E N T
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will continue to serve as Chief Executive Officer of the Bunge Group, and report solely and directly to BGGSA’s Board of Directors (the “Board”). Executive will have duties and authorities commensurate with the principal executive officer of a similarly situated company and commensurate in all material respects with those that Executive had as of immediately prior to the Effective Date. Executive will be the senior most executive officer of the Bunge Group.
(b)Effective Date. This Agreement is effective as of the date on which BGGSA became the ultimate parent company of the Bunge Group in lieu of Bunge Limited, a company incorporated under the laws of Bermuda, through a Bermuda law governed Scheme of Arrangement (the “Effective Date”). As of the Effective Date, this Agreement supersedes and replaces the Participation Agreement between Executive and Bunge Limited dated June 9, 2022 and Executive’s participation in the Bunge Limited Executive Severance Plan as of the Effective Date. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.” In the event that the Scheme of Arrangement is terminated and/or the Effective Date does not occur, or Executive’s employment with the Bunge Group terminates prior to the Effective Date for any reason, this Agreement will be deemed null and void ab initio, and Executive’s Participation Agreement and participation in the Bunge Limited Executive Severance Plan shall remain in effect. By executing this

Agreement, BGGSA hereby guarantees the due and punctual payment of all of the Company’s financial obligations under this Agreement.
(c)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and will devote substantially all of Executive’s business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, Executive’s service on (i) the OCI NV Board of Directors, (ii) the University of Illinois Division of Intercollegiate Athletics Steering Committee, (iii) the North America Agribusiness Advisory Board of Rabobank, (iv) the New York Stock Exchange Board Advisory Council, and (v) the Executive Committee of the Chair’s Council for Greater St. Louis, Inc. (collectively, the “Permitted Boards”) is hereby approved by the Board and expressly permitted. The foregoing list of Permitted Boards may be updated from time to time by Executive, with the approval of the Board, which shall not be unreasonably withheld, conditioned or delayed.
2.At-Will Employment. The Parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause, for any reason or no reason, subject to compliance with the notice period and other terms set forth in this Agreement.
(a)Notice Period. Each of the Parties agrees to provide the other with twelve (12) months of prior written notice of termination or resignation of Executive’s employment, as applicable (such notice, a “Termination Notice”), unless such termination is by the Company for Cause or Executive resigns without Good Reason. In the case of a termination by the Company without Cause or a resignation by Executive for Good Reason, the effective date of the termination shall be the date that is 12 months after the date of such Termination Notice. In the case of a resignation by Executive without Good Reason, the effective date of the termination shall be the date chosen by Executive and set forth in the Termination Notice, which may not be less than 60 days following the date of the Termination Notice and may not exceed the date that is 12 months after the date of such Termination Notice. Following the date of the Termination Notice, the Company and Executive shall (unless such termination is by the Company for Cause) discuss in good faith the extent, duration and nature of Executive’s continued employment, if any, on mutually agreeable terms during the Notice Period (the “Continued Services”). The period of time commencing upon the cessation of the Continued Services and ending on the last day of the Notice Period shall be referred to as the “Garden Leave Period.”
(b)Notice Period Payments. During (i) the Notice Period, Executive will continue to receive (x) the Base Salary at the rate in effect immediately prior to the Notice Period; and (y) an amount equal to (A) the Pro-Rata Bonus(es) (as defined below) for the period(s) Executive performs Continued Services to the Company during the Notice Period (if any) and (B) the target annual bonus under the AIP (as determined for the year in which the Termination Notice is given), prorated for the period commencing on, (1) if the Executive does not perform Continued Services to the Company during the Notice Period, the date immediately following the date of the Termination Notice and (2) if the Executive performs Continued Services to the Company during part of the Notice Period, the date on which the Garden Leave Period commences, and in the case of clauses (1) and (2) ending on the last day of the Notice Period (the amounts in clause (i)(y)(B), the “Target Bonus”); and (ii) the Garden Leave Period, Executive will receive, in addition to the amounts in clause (i), reimbursement for the cost of Executive’s and Executive’s spouse’s and eligible dependents’ continued coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (to the extent permitted under applicable law and the terms of such plan) (the amounts in clause (ii), the “Healthcare Reimbursements,” and, together with the amounts in clause (i) above, collectively, the “Notice Period Payments”); provided, however, that Executive must execute a release in substantially the form attached hereto as Annex 1 (the “Release”) prior to the sixtieth (60th) calendar day following the commencement of the Garden Leave Period and any applicable revocation period therein expires during such sixty (60) day period (such sixty (60) day period, the “Release Period”) before any payments of Base Salary during the Garden Leave Period, the Pro-Rata Bonus, the Target Bonus, and the Healthcare Reimbursements will become payable to Executive. The Notice Period Payments will be paid in equal semi-monthly installments, as applicable, during the Notice Period commencing on the first payroll period after the Notice Period begins; provided, however, that the Pro-Rata Bonus, will be paid in a lump sum at the same time bonuses under the AIP are paid to the Company’s executives generally (except as otherwise provided herein); and further provided that no Notice Period Payment (other than payments for Executive’s Base Salary during the portion of the Notice Period while the Executive provides Continued Services) will be made prior to expiration of any applicable revocation period in the Release, and any Notice Period Payment that is not made upon commencement of the Notice Period because the revocation period under the Release has not expired shall be paid to Executive in a single lump sum on the first payroll date after the expiration of the revocation period under the Release.
(c)Treatment of Equity Awards. In addition, during the Notice Period and following its expiration, Executive’s outstanding equity awards (if any) will be governed by the Bunge Group’s equity plans and the award agreements under which Executive’s equity awards were granted; provided, however, that in the event Executive’s employment is terminated without Cause or for Good Reason, (A) any stock options held by Executive will remain exercisable for (1) 36 months following the expiration of the Notice Period if the Notice Period expires outside of a Change of Control Period, or, if the remainder of their full term is less than 36 months, for the remainder of such full term; and (2) the remainder of their full term if the Notice Period expires during a Change of Control Period, and (B) any equity award that is subject to performance-based vesting will vest based on the actual performance level attained for the applicable performance period (notwithstanding any reference in the applicable award agreement or equity plan to scoring performance based on the greater of target or actual performance) but subject to pro-ration as set forth in the applicable award agreement or equity plan, if applicable. If the Company terminates Executive’s employment for Cause, the Termination Notice shall state that fact, describe the basis for Cause on or before the termination of employment and specify an effective termination date at the Company’s sole discretion (including termination with immediate effect).
(d)For avoidance of doubt, (x) no Notice Period Payments (other than payments for Executive’s Base Salary while Executive is providing Continued Services during the Notice Period) will be made to Executive unless Executive executes and does not revoke a Release in accordance with the requirements described above, (y) no Notice Period Payments or Restricted Period Payments will be made upon a termination of Executive’s employment for Cause, and (z) in the event that a basis for a termination for Cause arises during a Notice Period, subject to Executive’s cure rights and procedural rights with respect to a potential termination for Cause, the Company shall be entitled to immediately terminate Executive’s employment without further notice and without further payment of the Notice Period Payments and without payment of any Restricted Period Payments. In addition, Notice Period Payments shall be subject to offset and/or reduction, as applicable, in accordance with Section 8(g) below.
(e)For purposes of this Agreement, the “Notice Period” shall mean the period of time commencing on the date immediately following the date on which the Termination Notice is given to a Party and ending on the effective date of Executive’s termination of employment (as set forth in such Termination Notice and the above terms and conditions).
(f)For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) any willful and continued failure or refusal by Executive to substantially perform the duties required of Executive as Chief Executive Officer of the Bunge Group as described herein (other than any such failure resulting from Executive’s disability or incapacity due to bodily injury or physical or mental illness), except that the Bunge Group’s failure to achieve performance or strategic targets, goals or initiatives cannot be the sole factor in determining Executive’s failure to substantially perform his duties, (ii) any willful and material violation by Executive of any law or material written policy of the Company that could reasonably be expected to have a substantial adverse impact on the business of any member of the Bunge Group, or (iii) Executive’s conviction of, or a plea of nolo contendere to, a felony or misdemeanor involving moral turpitude (other than any traffic-related offense), except that in all events the Company must provide Executive written notice of the alleged existence of Cause within 45 days following the event or condition allegedly constituting Cause, and Cause will only be deemed to exist if the relevant event or condition is not substantially cured (if susceptible of cure) within 30 days following Executive’s receipt of such notice, or in the event such Cause is not susceptible to cure within such 30-day period, the Company reasonably determines that Executive has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter. No act or failure to act on Executive’s part will be considered “willful” unless it is done or omitted by

Executive in bad faith or without reasonable belief that Executive’s action or omission was in, and not opposed to, the best interests of the Company. Any determinations made by the Company under this Agreement with respect to the existence of Cause shall be subject to de novo review in the event of any legal proceeding between the Company or any member of the Bunge Group and Executive, and any determinations made by the Company under this Agreement with respect to the existence of Cause shall be made by the Company reasonably and in good faith.
(g)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) a failure by the Company to pay material compensation when due and payable to Executive in connection with his employment, (ii) any requirement that Executive report to any person or group, other than a requirement that Executive report solely and directly to the Board, (iii) any failure by the Company to nominate or re-nominate Executive as a member of the Board, or any removal of Executive from the Board, (iv) any material diminution in Executive’s target total direct compensation (being base salary, annual target bonus opportunity plus target long-term equity incentive opportunity), (v) a material diminution of the authority, responsibilities or positions of Executive, (vi) relocation farther than 50 miles from Executive’s primary Company work location as assigned to Executive by the Company on the Effective Date, or (vii) any material breach by the Company of its obligations to Executive under this Agreement or any other material written agreement; except that Executive may not terminate Executive’s employment for Good Reason unless: (A) Executive provides written notice to the Company of the existence of the circumstances that he believes are grounds for termination for Good Reason within 90 days of the initial existence of such grounds, (B) the Bunge Group fails to cure such Good Reason circumstances within 30 days after receipt of such written notice, and (C) Executive actually provides a Termination Notice citing Good Reason as the reason for such notice within 30 days after the end of the cure period specified in clause (B) above. Notwithstanding the foregoing, in no event will the Notice Period applicable to a termination for Good Reason be longer than 12 months from the date of the Termination Notice. Executive acknowledges and agrees that none of the changes to the terms of Executive’s employment and compensation solely by virtue of the termination of Executive’s participation in the Bunge Limited Executive Severance Plan and entry into this Agreement subject to and contingent upon the occurrence of the Effective Date constitute “Good Reason” hereunder or under the Bunge Limited Executive Severance Plan.
(h)Executive is not required to seek other employment or to attempt in any way to reduce any Notice Period Payments or Restricted Period Payments payable under this Agreement. Except as provided in Sections 8(f) and 8(g), neither the Notice Period Payments nor the Restricted Period Payments will be reduced or offset on account of compensation or benefits that Executive earns from future employment or service with an employer other than the Company. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company shall pay Executive as compensation for Executive’s services a base salary at a rate of $1,200,000, annualized, as may be increased (but, without the prior consent of Executive, not decreased) from time to time, subject to Section 6, at the discretion of BGGSA’s Human Resources and Compensation Committee (the “Committee”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The Executive’s Base Salary will be reviewed by the Committee on an annual basis. Any increase in Base Salary (together with the then-existing Base Salary) shall serve as the “Base Salary” for purposes of this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)Annual Bonus. During the Employment Term, in addition to the Base Salary, Executive will be eligible to participate in BGGSA’s Annual Incentive Plan (or such successor plan) (“AIP”) in accordance with its applicable terms and to the extent determined by the Committee in consultation with Executive. Executive’s annual bonus target as of the date of this Agreement is 170% of the Base Salary, with a maximum payout of 240% of Executive’s target bonus opportunity. Any adjustments to Executive’s annual target bonus and maximum payout opportunity shall be made in accordance with the Annual Incentive Plan by the Committee in its sole discretion, provided, however, that such annual target bonus may be increased but not decreased. The annual bonus target is not a promise, right or entitlement to receive or pay any bonus or a bonus of a certain amount of fixed compensation. Rather, Executive will have an opportunity to earn a percentage of the annual bonus target based on the Bunge Group’s performance, as determined by the Committee in its discretion. Actual payments will be determined based on goals achieved against the applicable performance goals established by the Committee, in its discretion, for the performance period. Accordingly, Executive’s actual bonus may range from 0% - 240% of the annual bonus target, as determined by the Committee in its sole discretion. The annual bonus will be paid in accordance with the terms of the AIP, except as otherwise set forth herein.
In the event that a Termination Notice is delivered stating that Executive’s employment with the Company will terminate without Cause, for Good Reason, or by reason of Executive’s death or Disability (as defined below), Executive (or his estate, as applicable) will be entitled to receive a pro-rata portion of the annual bonus under the AIP (or other annual incentive plan or program as may be in effect at such time) that Executive would have been entitled to receive for the then-applicable performance period in which the Executive ceases to perform Continued Services to the Company had Executive performed Continued Services to the Company as an employee for the entire performance period, with such amount to be pro-rated for the portion of the performance period through the date on which the Executive no longer performs Continued Services to the Company (or, in the case of death, through the date of the Executive’s death) and paid at the time bonuses under the AIP are paid to the Company’s executives generally (the “Pro-Rata Bonus”); provided, however, that such Pro-Rata Bonus shall only be paid to the extent it has not otherwise been paid to Executive pursuant to Section 2(b) above (and for the sake of clarity, in no event will any Pro-Rata Bonus be payable or paid to Executive if it results in a duplication of a Pro-Rata Bonus for the same time period). For the avoidance of doubt, (i) any annual bonus earned for previously completed performance periods that have ended prior to the year in which Executive ceases to perform Continued Services to the Company will constitute an accrued obligation and will be paid at its regularly scheduled payment timing, and (ii) no Pro-Rata Bonus will accrue or be payable in the event that Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason. The Committee may, in its sole discretion, elect to pay the Pro-Rata Bonus no later than 60 days following Executive’s date of the Termination Notice as a result of his death or Disability, in which case, such amount will be calculated in good faith by the Committee based on the Company’s performance results through the last full calendar quarter immediately preceding the date of the Termination Notice or at the time bonuses under the AIP are paid to the Company’s executives generally, in which case, such amount will be calculated in good faith by the Committee in accordance with the terms of the AIP. For the avoidance of doubt, in all cases, the Pro-Rata Bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates. “Disability” means a medically determinable physical or mental impairment that has rendered the Executive unable to substantially perform each of the essential duties of the Executive’s position for a continuous period of not less than 180 days. The Disability of Executive will be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician of a recognized standing selected by the Committee and a fair evaluation of Executive’s abilities to perform his duties.
(c)Executive will be entitled to participate in BGGSA’s Long-Term Equity Incentive Plan in accordance with its applicable terms and to the extent determined by the Committee, in its sole discretion. Awards, if any, granted to Executive shall be determined by the Committee in its sole discretion. The other terms and conditions of such awards shall be as determined under the terms of the Long-Term Equity Incentive Plan and the applicable award agreements, subject to the same terms and vesting and performance conditions as those applicable to other senior executives of the Company.
4.Employee Benefits. Executive will be eligible to participate in the employee benefit plans and programs generally available to U.S. salaried employees of the Company (excluding the Bunge Executive Severance Plan or any other severance plan, policy, or program), subject to the terms and conditions of such plans and programs on terms and conditions that are no less favorable than those which apply to senior U.S. executives of the Company, generally (subject to compliance with mandatory Swiss compensation regulations). The Company will provide Executive with a written description of the plans and programs separately. In addition, Executive will be eligible for the following supplemental benefits in accordance with the eligibility and other provisions of such plans, programs, and policies (as applicable) on terms and conditions that are no less favorable than those which apply to senior U.S. executives of the Company, generally:
(a)The Bunge Supplemental Excess Contribution Plan under which Executive will be credited annually with an amount equal to the difference between (i) 8% of Executive’s salary earned plus Executive’s annual bonus earned under the AIP and (ii) the amount of Company contributions credited to Executive’s accounts under the Company’s 401(k) plan and the Bunge Excess Contribution Plan;
(b)A flexible perquisite allowance within the parameters approved by the Board to be utilized in accordance with applicable Company policy; and
(c)Personal use of the Company’s corporate chartered aircraft within the parameters approved by the Board.
5.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel and other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Shareholder Approval. Any compensation (including allowances and fringe benefits) to be paid under this Agreement is, to the extent required by applicable Swiss law and BGGSA’s articles of association, subject to the approval by the general meeting of shareholders of BGGSA (the “General Meeting”). Executive agrees that if the General Meeting does not approve the aggregate compensation of BGGSA’s executive management team and the Company pays out compensation in advance, any such compensation is paid or granted on a conditional basis only and will, upon first request by the Company, be deemed forfeited or have to be paid back if the General Meeting later only approves an amount that is lower than what has been paid out already on an ad interim basis.
7.Paid Time Off. Executive will be eligible to accrue a maximum of 280 hours which equates to 35 days of paid time off per year, in accordance with the Company’s paid time off policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility. Any unused vacation days will be paid out at the end of the employment; provided, however, that if Executive is on Garden Leave, the number of unused vacation days paid hereunder shall be reduced to the extent required under mandatory Swiss law, as reasonably determined by the Company and its advisors in consultation with Executive and Executive’s advisors.
8.Company Matters.

(a)Noncompetition. During the Notice Period and for 12 months following the expiration of the Notice Period (such period, the “Restricted Period”), Executive will not, whether as principal or investor or as an employee, executive, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other Person (as defined below), engage in a business competitive with the Business (as defined below) anywhere in the Restricted Territory (as defined below), except that nothing herein limits Executive’s right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any business organization whose equity securities are publicly traded on a non-U.S. stock exchange. The Restricted Period with respect to this Section 8(a) will be extended by the length of any period during which Executive is in breach of any of the terms of this Section 8(a). Notwithstanding the foregoing, the provisions of this Section 8(a) shall not be violated by: (i) actions taken in the good faith performance of Executive’s duties to the Company; (ii) Executive being employed by or otherwise providing services (including exclusive or nonexclusive consulting or advisory services) (A) to any entity or to a subsidiary, division or unit of any entity engaged in activities competitive with Business where, in the prior fiscal year of such entity (at the date of commencement of employment with such entity), less than five percent (5%) of the gross operating revenues of the entity or the subsidiary, division or unit was received from such activities, or (B) to an entity with a subsidiary, division or unit engaged in a business competitive with the Business so long as Executive does not provide material services to such subsidiary, division or unit; (iii) Executive becoming a principal, investor, employee, officer, director, manager or partner of any private equity, hedge or venture capital firm, provided that Executive does not provide material services (including exclusive or nonexclusive consulting or advisory services) to any business competitive with the Business; or (iv) subject to Company conflicts of interests and ethics policies, passive investing in investment funds and vehicles in which Executive does not have a controlling interest or otherwise possess, directly or indirectly, control or influence over the investment decisions or management of such entity. Notwithstanding anything herein to the contrary, Executive’s service on the Permitted Boards (as such list may be updated from time to time in accordance with Section 1(c) of this Agreement) shall not constitute a violation of this Section 8(a) or any other provision of this Agreement.
(b)No Poaching. During the Restricted Period, Executive will not in any way, directly or indirectly through another Person (i) call upon, solicit, advise or otherwise do, or attempt to do, business with any Person who is, or was during the then most recent 12-month period, a customer of the Bunge Group (or any other entity that Executive knows is a potential customer with respect to specific products of the Bunge Group and with which Executive has had contact during the period of Executive’s employment with the Bunge Group), if so doing is intended to materially lessen the business such entity would otherwise do with the Bunge Group, (ii) take away or interfere or attempt to take away or interfere with any customer, trade or business of any member of the Bunge Group, or (iii) interfere with or attempt to interfere with any Person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or solicit, induce, hire or attempt to solicit, induce or hire any of them to terminate service with any member of the Bunge Group or violate the terms of their contracts, or any employment arrangements, with any member of the Bunge Group. Notwithstanding the foregoing, the provisions of this Section 8(b) will not be violated by (A) general advertisements or solicitations not specifically targeting or intending to target any customers or potential customer, or any employee of, of any member of the Bunge Group, or (B) serving as a reference at the request of an employee. Executive recognizes and agrees that the restrictions set forth in this Section 8(b) are necessary to protect the Confidential Information (as defined below), including trade secrets, of the Company, along with the Company’s customer and supplier relationships, goodwill and loyalty.
(c)Confidential Information. Executive will not at any time, except in the performance of Executive’s obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any Person, entity or other organization (other than the Bunge Group) or use for Executive’s own benefit any confidential, proprietary or trade secret information treated as confidential by any member of the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to Executive by reason of Executive’s employment by, shareholdings in or other association with any member of the Bunge Group. Executive further agrees that Executive will retain all copies and extracts of any written Confidential Information acquired or developed by Executive during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns. Executive further agrees that Executive will not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, Executive will, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof (provided, that, the Company hereby acknowledges and agrees that Executive may retain, as Executive’s own property, his copies of his individual personnel documents, such as payroll and tax records, and similar personal records, his rolodex and address book, and in connection with the termination of Executive’s employment, the Company will facilitate and take all reasonable action necessary to transfer to Executive his company mobile telephone number to be maintained by Executive at his sole cost and expense following the date of Executive’s termination of employment). Upon the request and at the expense of the Company, Executive will promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 8(c). The term “Confidential Information” will not include information that (i) is generally available to the public or in the Company’s industry on or prior to the Effective Date, (ii) becomes generally available to the public or in the Company’s industry other than as a result of a disclosure by Executive, or at Executive’s direction, or (iii) is required to be disclosed by law, regulation, court order or other legal process and, to the extent legally permitted, Executive gives the Company prompt written notice of the receipt thereof to the extent reasonably possible and the opportunity to seek a protective order. Executive understands and acknowledges that Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the Securities and Exchange Commission or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Agreement precludes Executive from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. Executive additionally acknowledges that pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (C) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Executive may also disclose Confidential Information to the extent reasonably appropriate in connection with any legal process between Executive and the Company or its affiliates or otherwise to Executive’s legal, tax or financial advisors on a confidential basis and to the extent necessary for the purposes of advising Executive (including in connection with preparing tax returns or conducting a tax controversy).
(d)Definitions. For purposes of this Agreement:
(i)“Business” means the Company’s business as described in Item 1 of Part I of its Annual Report on Form 10-K for the year most recently ended before the date of Executive’s termination of employment, except that any individual business will not constitute the “Business” for purposes of this Agreement unless it contributed at least 10% of the Company’s consolidated net revenue in the immediately preceding fiscal year.
(ii)“Change of Control” shall mean the occurrence of any of the following events:
(A) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 35% or more of BGGSA’s outstanding Voting Shares other than directly from BGGSA or as a result of a Transaction in Section 8(d)(ii)(B) that does not constitute a Change of Control thereunder;
(B) the closing of a plan of complete liquidation or dissolution of BGGSA or a merger, amalgamation, consolidation, plan of arrangement or other form of business combination transaction (a “Transaction”) in which holders of outstanding Voting Shares of BGGSA immediately prior to the consummation of the Transaction do not own at least 65% of the Voting Shares outstanding of the ultimate parent entity resulting from such Transaction immediately after the consummation of the Transaction in substantially the same proportions as their ownership of the Voting Shares immediately prior to such Transaction; or
(C) the failure for any reason of the Shareholder-Elected Members to constitute a majority of the Board. For this purpose, “Shareholder-Elected Member” means the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).
(iii)“Change of Control Period” shall mean (A) the period beginning on the date of the consummation of a Change of Control and continuing for 24 months thereafter and (B) to the extent that Executive is terminated by the Bunge Group without Cause within the 12-month period immediately prior to the date of the consummation of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the 12-month period immediately prior to the date of such Change of Control.
(iv)“Person” means any individual or legal entity, including any “group” within the meaning of Section 14(d)(2) of the Exchange Act.
(v)“Restricted Territory” means any country from which the Company derived more than 5% of its consolidated revenues for the year most recently ended before the date of Executive’s termination of employment.
(vi)“Voting Shares” means common shares of BGGSA having the right to vote generally in the election of directors or individuals performing similar duties.
(e)Restricted Period Payments. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, as consideration for Executive’s non-competition undertaking pursuant to Section 8 above, and subject to Executive’s execution and non-revocation of a second Release prior to the sixtieth (60th) calendar day following the effective date of Executive’s termination of employment at the end of the Notice Period (and any applicable revocation period therein expires during such sixty (60) day period), the Company will pay Executive the Restricted Period Payments during the portion of the Restricted Period that follows the expiration of the Notice Period. “Restricted Period Payments” shall mean an amount equal to (i) one year of the Base Salary at the rate in effect as of the end of the Notice Period (disregarding any salary reduction implemented without Executive’s consent that would constitute Good Reason and during the 6-month period preceding the commencement of the Notice Period); (ii) the Target Bonus; and (iii) up to twelve (12) months of Healthcare Reimbursements; provided, however, that in no event will the total Healthcare Reimbursements payable to Executive during the Garden Leave Period and Restricted Period exceed a total of eighteen (18) months combined; and provided further, that no Healthcare Reimbursements will be payable following the end of the Restricted Period. For the avoidance of doubt, no Healthcare Reimbursements will be payable to Executive as part of the Restricted Period Payments after the Company has paid a total of eighteen (18) months of Healthcare Reimbursements to Executive during the Garden Leave Period and the Restricted Period. The Restricted Period Payments shall be paid on a semi-monthly basis on the Company’s regular payroll dates during the portion of the Restricted Period that follows the expiration of the Notice Period. Notwithstanding the foregoing, the Company’s payment obligation pursuant to this Section 8(e) shall be subject to Executive’s material compliance with his obligations under this non-competition agreement, subject to Section 8(f) below; and provided further, that the payments that become payable to Executive pursuant to this Section 8(e) shall be reduced and/or offset, as applicable, in accordance with Section 8(g) below. For the avoidance of doubt, no Restricted Period Payments will be made to Executive in the event Executive’s employment is terminated by the Company for Cause or Executive terminates his employment without Good Reason.
(f)Non-Compete Breach. In case of Executive’s material breach of the non-competition undertaking set forth herein, which material breach is not cured within 30 days following Executive’s receipt of written notice of such breach from the Company, the Company shall have no further obligation to pay any Restricted Period Payment due pursuant to Section 8(e) above. The Company expressly reserves the right to request, through court orders or otherwise, that Executive immediately cease any activity in breach of Executive’s non-competition undertaking set forth herein.
(g)New Activity. If during the Restricted Period Executive achieves any kind of compensatory earnings actually received out of any kind of personal services activity, whether restricted or not under the terms of this non-competition undertaking, including without limitation out of employment with or independently rendered services or advise to a business, or service as a director, officer, partner, agent or representative for a business, excluding, for the avoidance of doubt, any earnings out of any passive financial investment and any of the activities pre-existing the date of this Agreement as specified in Annex 2 and any other activities that are approved by the Board (or committee thereof) during Executive’s employment (including the Notice Period) or prior to the effective date of Executive’s termination of employment at the end of the Notice Period, as the case may be (the activities subject to this Section 8(g) collectively referred to as a “New Activity” and the earnings from any such New Activity, the ”Earnings”), Executive acknowledges and accepts that the Company’s obligation to pay (i) the Notice Period Payments shall be reduced by the Company in an amount equal to Executive’s Earnings and (ii) the Restricted Period Payments above shall be reduced by the Company to the extent that any such Earnings exceed the amount allocated to Executive in the aggregate amount of maximum compensation of the Company's executive management team proposal included in the Company’s definitive proxy statement and approved by the Company’s shareholders at the most recent annual general meeting of shareholders. If the Company has already paid any Notice Period Payment or any Restricted Period Payments above required to be reduced pursuant to the terms hereof, Executive undertakes to repay to the Company the applicable amount up to an amount equal to Executives Earnings out of Executive’s New Activity promptly following the Company’s request. Executive must promptly inform the Company in writing of any Earnings achieved from any New Activity.
(h)Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement. Executive shall be expressly permitted to share his rights and obligations under this Agreement, and any other restrictive covenant obligations in favor of the Bunge Group to which he is a party with any potential employer or business partner for the purposes of demonstrating such obligations.
(i)Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8.
9.Arbitration. Except as provided in Section 8(i) above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by this Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment Disputes then in effect (the “AAA’s Arbitration Rules”). If Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by Executive and the third to be selected by the two persons so selected, all in accordance with the AAA’s Arbitration Rules. The arbitration proceeding shall be held in Missouri or such other location as is mutually agreed in writing by the Parties. The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that a United States District Judge sitting in the Eastern District of the State of Missouri would apply in the event the dispute were litigated in such court. The arbitration shall be governed by the substantive laws of the State of Missouri applicable to contracts made and to be performed therein, without regard to conflicts of law rules, and by the arbitration law chosen by the arbitrators, and the arbitrator shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing contained in this Section 9 shall be construed to preclude the Company from exercising its rights under Section 8(i) above. The Company shall bear the cost of the arbitrators. Costs and expenses associated with the arbitration that are not otherwise assignable to one of the Parties shall be allocated equally between the Parties. In every other respect, the Parties shall each pay their own costs and expenses, including, without limitation, attorneys’ fees and costs.
10.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive’s employment with the Company is terminated by reason of the Executive’s death during the Notice Period while the Executive is providing the Continued Services, the Executive’s estate will be entitled to receive the Pro-Rata Bonus. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
11.Notices. Any notices to Executive hereunder must be in writing sent simultaneously to Executive’s current address on file with the Bunge Group and to Executive via email. Any notices by Executive contemplated hereby must be sent either by mail or by email to the attention of the Company’s Chief Human Resources Officer of the Company at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017 or the email address specified on the Company’s principal employee website.
12.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
13.Integration. This Agreement, together with the Annexes, plans and agreements referred to herein represents the entire agreement and understanding between the parties as to the subject matter herein and, subject to and contingent upon the Effective Date, supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Bunge Limited Executive Severance Plan and the Participation Agreement thereunder between Executive and Bunge Limited dated June 9, 2022. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. Notwithstanding the foregoing, the restrictive covenants herein do not supersede the restrictive covenants found in other types of agreements between the Company or its affiliates and Executive, which would otherwise be enforceable consistent with their terms, provided that any conduct or activity by Executive that is expressly permitted under this Agreement will not constitute a violation of any such other agreement restrictive covenants. For the avoidance of doubt, this Agreement shall not supersede any indemnification agreement with the Company or an affiliate to which Executive is a party or abrogate any right of Executive with respect to indemnification or coverage under any directors and officers liability insurance policy.
14.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
15.Non-Waiver of Rights and Breaches. No failure or delay of the Company or Executive in the exercise of any right given to the Company or Executive under this Agreement will constitute a waiver unless the time specified for the exercise of such right has expired, nor will any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by the Company or Executive of any default of Executive or the Company, as applicable, will not be deemed to be a waiver of any subsequent default or other default by Executive, as applicable.
16.Governing Law. This Agreement will be governed by the laws of the State of Missouri (with the exception of its conflict of laws provisions).
17.Conflicts with Swiss Mandatory Law. In the event of any conflict between this Agreement and applicable mandatory Swiss law, the Company and Executive shall work together in good faith to modify this Agreement to the extent necessary to comply with mandatory Swiss law, while preserving the intended economic effect of any provision so modified, to the extent possible and not prohibited under mandatory Swiss law.
18.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
19.Counterparts. This Agreement may be executed in counterparts that may be executed, exchanged, and delivered by facsimile, photo, e-mail PDF, Docusign or a similarly accredited secure signature service, or other electronic transmission or signature. Each counterpart will be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
21.Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
22.Section 409A.
(a)It is the intention that the payments under this Agreement not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that to the greatest extent possible this Agreement be construed and applied consistent with that intent. Any reference to a termination of employment for purposes of this Agreement means a “separation from service” within the meaning of Section 409A of the Code. If, at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined under the Company’s previously established methodology for determining specified employees, Executive will not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A of the Code, and whose payment or provision is triggered by the termination of Executive’s employment (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program or arrangement of the Bunge Group), until the date which is the first business day following the six-month anniversary of Executive’s date of termination, at which time such delayed payments will be paid to Executive in a lump sum; provided, however, that a payment delayed pursuant to this Section 22(a) will commence earlier in the event of Executive’s death prior to the six-month anniversary of Executive’s date of termination.
(b)Notwithstanding any provision in this Agreement to the contrary, (i) if Executive was a party to a prior agreement or arrangement providing for the payment of any amount that would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code upon a “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, any payments made to Executive pursuant to this Agreement will be made in the same time and in the same form as provided in such other agreement or arrangement and (ii) if the Committee or Executive in good faith believes that any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause any Person to be subject to additional taxes, interest or penalties under Section 409A of the Code, then the Committee and Executive shall in good faith discuss modifications to this Agreement and attempt to modify such provision in any manner the Committee in good faith deems reasonable or necessary in order to mitigate or eliminate such taxes, interest or penalties. In making such modifications the Committee and Executive must reasonably attempt to maintain the original economic intent of the applicable provision without contravening the provisions of Section 409A of the Code to the maximum extent practicable.

(c)If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and will be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents, (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year, (iii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.
(d)For purposes of Section 409A of the Code, each payment under this Agreement will be considered a separate payment and not one of a series of payments. In no event may Executive designate the calendar year of any payment to be made under this Agreement that is considered “nonqualified deferred compensation” that is subject to Section 409A of the Code. In the event that the period beginning on the date of Executive’s termination of employment and ending on the 60th day after the date of Executive’s termination of employment begins in one taxable year of Executive and ends in a second taxable year of Executive, then to the extent necessary to comply with Section 409A of the Code, the payments that would have otherwise been made pursuant to this Agreement in the first taxable year will not be made until the second taxable year.
(e)Notwithstanding any provision in this Agreement or any applicable equity award agreement or equity plan to the contrary, in the event that the vesting and/or payment any outstanding equity awards are accelerated and become entitled to settlement and such awards are no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the payment for such awards (to the extent vested) will be made within 30 days after the earliest to occur of the following events in a manner and to the extent necessary to comply with Section 409A of the Code:
(i)The occurrence of a Change of Control that constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code;
(ii)Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of Code (including by reason of his retirement, death or Disability as provided in the Company’s operative equity incentive plan, if applicable); and
(iii)The originally scheduled payment date as set forth in the applicable award agreement.

23.Adjustment of Certain Payments and Benefits. In the event that the benefits provided for in this Agreement, when aggregated with any other payments or benefits received by Executive (the “Aggregate Benefits”), (a) constitute parachute payments within the meaning of Section 280G of the Code and (b) but for this Section 23, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Aggregate Benefits will be either: (i) delivered in full or (ii) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the greatest amount of Aggregate Benefits, notwithstanding that all or some portion of such Aggregate Benefits may be taxable under Section 4999 of the Code (such determination, including the determination as to which of the Aggregate Benefits would constitute parachute payments within the meaning of Section 280G of the Code and the amount of the Excise Tax, if applicable, being referred to herein as the “280G Determination”). To the extent any reduction in the Aggregate Benefits is required by this Section 23, Aggregate Benefits will be reduced in the following order, in each case, in reverse order beginning with the Aggregate Benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (A) cash payments not subject to Section 409A of the Code, (B) cash payments subject to Section 409A of the Code, (C) equity-based payments and acceleration, and (D) non-cash forms of benefits, except that in the case of all the foregoing Aggregate Benefits all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). If requested by Executive any or all determinations to be made under this Section 23 will be made by a nationally recognized independent accounting firm selected by the Company and acceptable to Executive (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 23 will take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). All determinations hereunder will be made by the Accounting Firm, which determinations will be final and binding upon the Company and Executive. Notwithstanding anything herein to the contrary, if and to the extent requested by Executive, the Company will use commercially reasonable efforts to implement reasonable strategies to mitigate adverse tax consequences to Executive in connection with the 280G Determination by, with the prior written consent of Executive, reforming any restrictive covenant agreements to which Executive is bound and/or entering into other agreements or arrangements to maximize the value of reasonable compensation for services to be rendered by Executive, in each case, as appropriate. The Company will furnish all information that the Accounting Firm requests in connection with its determinations, pay all fees and expenses, including under any indemnity arrangement, charged by the Accounting Firm. Each of the Company and Executive will use its or his/her respective reasonable best efforts to facilitate the prompt determination of all matters contemplated herein to be determined by the Accounting Firm.

24.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time with respect to executive officers of the Company generally, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof to the extent required by such securities and/or exchange rules and regulations.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

BUNGE MANAGEMENT SERVICES, INC.

By:
Name:
Title:

BUNGE GLOBAL SA

By:
Name:
Title:

By:
Name:
Title:

EXECUTIVE

Name:	Gregory A. Heckman

Date:

Annex 1

FORM OF RELEASE
I, Gregory A. Heckman, hereby understand and agree to the terms of this release (the “Release”) in consideration for certain obligations undertaken by the Company under the employment agreement by and between Bunge Management Services, Inc. (the “Company”) and me dated [■] ( the “Agreement”). Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.
1.General Release. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, in such capacity, a “Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (a) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (i) with regard to accrued and unpaid wages, expense reimbursement and accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company, (ii) under my equity awards as provided in the applicable equity plan or award agreement or the Agreement, (iii) under applicable law which cannot be waived or released pursuant to an agreement, (iv) to indemnification under applicable corporate law, the Agreement, the by-laws or certificate of incorporation of the Company or any member of the Bunge Group or any benefit plan or policy of the Company or any member of the Bunge Group, or any other individual agreement between me and the Company or any member of the Bunge Group, and to be covered under directors’ and officers’ liability insurance, from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company or any member of the Bunge Group, or (v) arising under the Agreement or to enforce this Release. I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group. The Release includes, but is not limited to, contract and tort claims, claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, harassment and retaliation, including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act; the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder

(“ADEA’’), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional), regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Party; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, which arose through the date I executed the Release.
2.Specific Release of ADEA Claims. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the ADEA. By signing this Release, I hereby acknowledge and confirm the following: (a) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (b) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (c) I am providing the release and discharge set forth in this paragraph 2 in exchange for the consideration provided by the Agreement; and (d) I have knowingly and voluntarily accepted the terms of this Release.
3.No Legal Claim. I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Released Party. If I commence or join any such legal action against a Released Party, I will indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Released Party in such action. Nothing in this paragraph 3 is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under the Agreement, it being the intent of the parties that such Claims are waived.
4.Whistleblower Cooperation and Defend Trade Secrets Act. I understand and acknowledge that I have the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit me from disclosing the Release to, or from cooperating with or reporting violations to the SEC or any other such governmental entity, and I may do so without disclosure to the Company. The Company may not retaliate against me for any of these activities. Further, nothing in this Release precludes me from filing a Charge of Discrimination with the

Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once the Release becomes effective, I understand and acknowledge that I may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that I filed or is filed on my behalf. Notwithstanding the foregoing, I understand and acknowledge that Confidential Information of the Company may be disclosed where required by (a) law or order of a court of competent jurisdiction or (b) any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (a) and (b), to the extent reasonably practicable, I first give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, I shall disclose only that portion of Confidential Information which, based on the advice of my legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. I acknowledge that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
5.Acknowledgment and Reaffirmation of Restrictive Covenants. I hereby acknowledge and reaffirm the non-competition, non-solicitation, and confidentiality obligations to which I am bound as outlined in the Agreement (such obligations, the “Restrictive Covenants”), and I acknowledge that the Restrictive Covenants remain in full force and effect following my execution of this Release. For the avoidance of doubt, pursuant to the Agreement, in the event of an alleged breach of such Restrictive Covenants, the Company has agreed to provide me with written notice of any such alleged breach and not less than 30 days to cure, if curable.
6.Revocation. I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”). In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

[SIGNATURE PAGE FOLLOWS]

ACCEPTED AND AGREED:
__________________________________________________
[NAME]

Dated:

Annex 2

[To be inserted by Company and Executive]